EXHIBIT 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR 2005 RESULTS

Fourth Quarter Highlights
- Same-store sales increased 24% -
- Net income rose 27% -

Fiscal 2005 Highlights
- Same-store sales rose 23% -
- Net income increased 29% -

Provides Hurricane Wilma Update
- Company updates fiscal 2006 guidance -

CLEARWATER, FL, October 26, 2005 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced revenue and earnings for the fourth quarter and 2005 fiscal year and provided comments related to Hurricane Wilma’s impact on its business.

For the quarter ended September 30, 2005, revenue increased 25% to $228.6 million from $183.3 million for the comparable quarter last year. Fourth quarter same-store sales increased 24% following an 8% increase in the year ago quarter. Net income increased 27% to $10.2 million resulting in earnings per diluted share of $0.54 compared with net income of $8.0 million and earnings per diluted share of $0.48 for the fourth quarter last year.

For the fiscal year ended September 30, 2005, revenue increased 24% to $947.3 million compared with $762.0 million for fiscal 2004. Same-store sales increased 23% compared with a 21% gain last year. Net income increased 29% to $33.8 million, or $1.88 per diluted share, from net income of $26.3 million, or $1.58 per diluted share, for fiscal 2004.

The results for the fourth quarter and fiscal year would have been higher if it were not for the effect of the Company increasing its litigation reserve. The reserve was increased due to a single lawsuit award that the Company is currently appealing. Excluding the reserve, net income would have been $11.2 million, or $0.60 earnings per diluted share, for the fourth quarter and $34.8 million or $1.93 earnings per diluted share, for the fiscal year ended September 30, 2005. This represents an increase in net income of 40% and 33% for the fourth quarter and fiscal year ended, respectively.

William H. McGill, Jr., Chairman, Chief Executive Officer and President, stated, “Fiscal 2005 proved to be an excellent year. We finished the year strong, overcoming hurricanes, rising gas prices, and a mixed economic environment to post fourth quarter same-store sales growth of 24%. Our ability to produce these strong results amid tough macro trends speaks to the strength of our business model, the commitment and talent of our team, and the resiliency of our high-end customers.”

Mr. McGill continued, “We thank the MarineMax team for once again delivering outstanding same-store sales and earnings growth. In addition to gaining further market share, we strengthened our balance sheet. As we enter fiscal 2006, inventories are in great shape and we are armed with a terrific product line.”

Mr. McGill concluded, “As you are aware, Hurricane Wilma crossed Florida this past Monday. While the full extent of the damage won’t be known for a few more weeks, it is clear that South Florida was adversely impacted. We suffered limited damage at many stores and extensive damage at our large Pompano Beach store. Our team members will be spending time getting their lives back in order and our stores up and running. Additionally, Hurricane Wilma caused the postponement of the Ft. Lauderdale boat show – one of the industry’s largest revenue producing shows. These hurricane related challenges will undoubtedly impact this December quarter and fiscal 2006. Nonetheless, we believe that by adhering to our proven strategies and with the strength of our team, we will continue to gain market share, further distancing MarineMax from the competition, while creating long-term value for our shareholders.”

Based on current business conditions, retail trends and other factors, MarineMax is updating its previously announced guidance for fiscal 2006 to the range of $1.85 to $1.95 from the range of $1.95 to $2.00 per diluted share. Both ranges are after the impact of expensing stock options. Beginning in fiscal 2006 the Company will be expensing stock options as required by Statement of Financial Accounting Standards No. 123R Share-Based Payment (SFAS 123R). Given the Company’s current option structure and interpretations of SFAS 123R, the Company estimates the impact of expensing stock options will be approximately $0.10 per diluted share on an annual basis. The Company’s 2006 guidance assumes same-store sales growth in the high single digits. The Company’s guidance excludes the impact from any potential material acquisitions that it may complete.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Grady White, and the Ferretti Group (including Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram), the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 71 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

Use of Non-GAAP Financial Information

In this release, MarineMax discloses pro forma or non-GAAP measures of net income and earnings per share. MarineMax believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the MarineMax GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our web site at www.marinemax.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our competitive position in the boating market; the success of our strategies; our ability to capitalize on improving industry trends; our ability to continue long-term growth; achieve market share gains and increase stockholder value; and our earnings guidance for fiscal 2006. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004
Revenue	$228,634	$183,305	$947,347	$762,009
Cost of sales	163,936	130,206	712,843	573,616

Gross profit	64,698	53,099	234,504	188,393
Selling, general, and administrative expenses	46,012	38,584	169,975	139,470

Income from operations	18,686	14,515	64,529	48,923
Interest expense	1,936	1,633	9,291	6,499

Income before income tax provision	16,750	12,882	55,238	42,424
Income tax provision	6,594	4,869	21,412	16,126

Net income	$10,156	$8,013	$33,826	$26,298

Basic net income per common share:	$0.58	$0.51	$2.01	$1.69

Diluted net income per common share:	$0.54	$0.48	$1.88	$1.58

Weighted average number of common shares used in computing net income per common share:
Basic	17,539,141	15,717,991	16,815,445	15,585,314

Diluted	18,703,958	16,717,805	18,032,533	16,666,107

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	September 30, 2005	September 30, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,271	$15,076
Accounts receivable, net	26,235	24,977
Inventories, net	317,705	283,797
Prepaid expenses and other current assets	6,934	5,966
Deferred tax assets	4,956	3,465

Total current assets	383,101	333,281
Property and equipment, net	99,994	84,507
Goodwill and other intangible assets, net	56,184	55,862
Other long-term assets	211	709

Total assets	$539,490	$474,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,146	$55,841
Customer deposits	25,793	15,917
Accrued expenses	21,096	17,625
Short-term borrowings	150,000	153,000
Current maturities of long-term debt	4,635	2,885

Total current liabilities	219,670	245,268
Deferred tax liabilities	10,771	8,918
Long-term debt, net of current maturities	25,450	23,352

Total liabilities	255,891	277,538
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at September 30, 2005 and 2004	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 17,678,087 and 15,711,012 shares issued and outstanding at September 30, 2005 and 2004, respectively	18	16
Additional paid-in capital	125,672	70,325
Deferred stock compensation	(2,397)	—
Retained earnings	160,924	127,098
Treasury Stock, at cost, 30,000 shares held at September 30, 2005 and 2004	(618)	(618)

Total stockholders’ equity	283,599	196,821

Total liabilities and stockholders’ equity	$539,490	$474,359

(table follows)

Reconciliation of Non-GAAP Financial Information
(Unaudited amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004
GAAP net income as reported	$10,156	$8,013	$33,826	$26,298
Litigation reserve, net of tax	1,023	—	1,023	—

Non-GAAP pro forma net income	$11,179	$8,013	$34,849	$26,298

GAAP diluted net income per common share as reported	$0.54	$0.48	$1.88	$1.58

Impact of litigation reserve	$0.06	$—	$0.05	$—

Non-GAAP pro forma diluted net income per common share	$0.60	$0.48	$1.93	$1.58

Common shares used in the calculations of diluted earnings per share:	18,703,958	16,717,805	18,032,533	16,666,107

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